November 5, 2004                                                Molly E. Gardner
                                                                       Associate
                                                               MGardner@hewm.com
VIA EDGAR                                                  Direct (212) 847-8757
                                                             Main (212) 832-8300
                                                              Fax (212) 763-7600


United States Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, DC 20549

RE: EP MEDSYSTEMS, INC. PRELIMINARY PROXY STATEMENT AND FORM OF PROXY FILED NOVEMBER 5, 2004

         Attached hereto is the Edgarized version of the preliminary proxy statement and form of proxy of EP MedSystems, Inc.

         EP MedSystems, Inc. intends to release definitive copies of the proxy statement and form of proxy to security holders on November 15, 2003.

                                          Very truly yours,
                                          /s/ Molly E. Gardner
                                          Molly E. Gardner

Enclosure

cc:      Matthew C. Hill
         Salvatore J. Vitiello


Heller Ehrman White & McAuliffe LLP
120 West 45th Street New York, NY 10036-4041 www.hewm.com